EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

of 400 South Hope Street, Suite 400, Los Angeles, CA 90071

At the close of business March 31, 2015, published in accordance with Federal regulatory authority instructions.

Dollar amounts
in thousands
ASSETS

Cash and balances due from
depository institutions:
Noninterest-bearing balances
and currency and coin	4,228
Interest-bearing balances	180,287
Securities:
Held-to-maturity securities	0
Available-for-sale securities	682,145
Federal funds sold and securities
purchased under agreements to resell:
Federal funds sold	0
Securities purchased under agreements to resell	0
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases,
net of unearned income	0
LESS: Allowance for loan and
lease losses	0
Loans and leases, net of unearned
income and allowance	0
Trading assets	0
Premises and fixed assets (including
capitalized leases)	12,619
Other real estate owned	0
Investments in unconsolidated
subsidiaries and associated
companies	0
Direct and indirect investments in real estate ventures	0
Intangible assets:
Goodwill	856,313
Other intangible assets	97,276
Other assets	114,484
Total assets	$1,947,352

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LIABILITIES

Deposits:
In domestic offices	576
Noninterest-bearing	576
Interest-bearing	0
Not applicable
Federal funds purchased and securities
sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money:
(includes mortgage indebtedness
and obligations under capitalized
leases)	0
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	252,909
Total liabilities	253,485
Not applicable

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,122,285
Not available
Retained earnings	570,120
Accumulated other comprehensive income	462
Other equity capital components	0
Not available
Total bank equity capital	1,693,867
Noncontrolling (minority) interests in consolidated subsidiaries
Total equity capital	1,693,867
Total liabilities and equity capital	1,947,352

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I, Matthew J. McNulty, CFO of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Matthew J. McNulty ) CFO

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Antonio I. Portuondo, President )

William D. Lindelof, Director ) Directors (Trustees)

Alphonse J. Briand, Director )

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